Exhibit 99.1

Omega Protein Reports 2009 Second Quarter Results

HOUSTON, August 6, 2009 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net loss of $3.3 million ($0.18 per share) for the second quarter of 2009, compared with net income of $6.7 million ($0.37 per share) for the second quarter of the previous year.

Revenues for the second quarter ended June 30, 2009 were $41.8 million compared with revenues of $47.1 million for the comparable quarter in 2008. Omega Protein recorded operating loss of $3.9 million for the second quarter of 2009, versus operating income of $11.6 million for the second quarter of 2008.

For the six months ended June 30, 2009, the Company had revenues of $71.9 million, compared with $83.2 million in revenues for the first six months of 2008. Omega Protein recorded operating income of $0.4 million for the six months ended June 30, 2009, versus operating income of $15.7 million for the comparable period a year earlier. The Company had net loss of $1.2 million ($0.06 per share) for the six months ended June 30, 2009, compared with net income of $8.6 million ($0.48 per share) for the six months ended June 30, 2008.

The Company’s 2009 second quarter results reflect decreased revenues and gross profit margins primarily due to lower sales prices and increased per unit costs resulting from below average fish catch in the 2008 fishing season and higher costs of production due to increased energy, labor and repair costs, offset partially by increased sales volumes when compared to the 2008 second quarter. The decreased sales prices are a result of the general constriction of global markets and, more particularly as it relates to fish oil, an inordinate reduction in demand from the Chilean aquaculture industry.

During the six months ended June 30, 2009, the Company received a federal hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred during 2005. Excluding this grant from the results of operations, net loss for the six months ended June 30, 2009 would have been approximately $3.4 million ($0.18 a share).

As of June 30, 2009, the Company was in compliance with all applicable financial covenants. Given the recent economic conditions the Company is facing such as materially reduced fish oil sales prices and increased costs of sales related to the 2008 fishing season inventory, there is a likelihood that the Company may not be able to remain in compliance with certain financial covenants for the remainder of 2009. If current conditions persist, it may be necessary for the Company to either amend its existing financial covenants in its existing bank credit facility, renegotiate the bank credit facility or take other actions such as the temporary deferral of capital projects, or prepayment of an amount of debt. The result of each of these options is not readily apparent at this time but it is not expected to adversely effect the Company’s consolidated financial position and results of operations. As a result of the current conditions in the financial markets, no assurances can be given that such options will be available on acceptable terms, if at all.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the capital and credit market crisis. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands, except per share amounts)
Revenues	$41,755	$47,128	$71,908	$83,237
Cost of sales	42,257	31,202	66,589	59,053

Gross (loss) profit	(502)	15,926	5,319	24,184
Selling, general and administrative expense	3,107	3,988	6,513	7,663
Research and development expense	325	332	682	650
(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	2	(32)	(2,265)	185

Operating (loss) income	(3,936)	11,638	389	15,686
Interest income (expense), net	(829)	(841)	(1,645)	(1,898)
Other income (expense), net	(120)	(68)	(214)	(124)

(Loss) income before income taxes	(4,885)	10,729	(1,470)	13,664
(Benefit) provision for income taxes	(1,593)	4,019	(277)	5,042

Net (loss) income	$(3,292)	$6,710	$(1,193)	$8,622

Basic (loss) earnings per share	$(0.18)	$0.37	$(0.06)	$0.48

Weighted average common shares outstanding	18,712	18,328	18,712	17,925

Diluted (loss) earnings per share	$(0.18)	$0.36	$(0.06)	$0.47

Weighted average common shares and potential common share equivalents outstanding	18,712	18,703	18,712	18,358

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	June 30, 2009	December 31, 2008
	(in thousands, except per share amounts)
ASSETS
Current assets	$117,670	$123,665
Property and equipment, net	112,570	106,181
Other assets	2,422	2,735

Total assets	$232,662	$232,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,658	$26,853
Long-term debt, less current maturities	46,410	51,312
Capital lease obligation, net of current portion	1,463	1,634
Deferred tax liability, net of current portion	4,405	3,005
Pension liabilities, net and other	9,806	10,220
Stockholders’ equity	139,920	139,557

Total liabilities and stockholders’ equity	$232,662	$232,581

Book value per share outstanding	$7.48	$7.46

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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